EXHIBIT 21

LIST OF SUBSIDIARIES

1000212261 Ontario Inc., incorporated in Ontario, Canada

Airex, LLC, a limited liability company, incorporated in New Hampshire

Allied Motion Changzhou Motors Company, Ltd., incorporated in China

Allied Motion Changzhou Trading Co. Ltd., incorporated in China

Allied Motion Canada Inc., incorporated in Ontario, Canada

Allied Motion Christchurch, a limited liability company, incorporated in New Zealand

Allied Motion Dordrecht BV, incorporated in The Netherlands

Allied Motion Portugal Lda, incorporated in Portugal

Allied Motion Stockholm AB, incorporated in Sweden

Allied Motion Twinsburg, LLC, a limited liability company, incorporated in Delaware

Alio GmbH, a German limited liability company, incorporated in Germany

Alio Industries LLC, a limited liability company, incorporated in Colorado

Dynamic Connect (Suzhou) Hi-Tech Electronics Co. Ltd, incorporated in China

Dynamic Controls Suzhou Holdings New Zealand, incorporated in New Zealand

Dynamic Controls, incorporated in New Zealand

Dynamic Europe Limited, incorporated in the United Kingdom

Emoteq Corporation, incorporated in Colorado

FPH Group Inc., incorporated in Ontario, Canada

Globe Motors de Mexico, S.A. de C.V., incorporated in Mexico

Globe Motors, Inc., incorporated in Delaware

Heidrive GmbH, a German limited liability company, incorporated in Germany

Heidrive s.r.o., a Czech limited liability company, incorporated in Czech Republic

Kinetic Machine Development, LLC, a limited liability company, incorporated in New York

Motor Products Corporation, incorporated in Delaware

Ormec Systems Corp, incorporated in New York

Pasotec GmbH, a German limited liability company, incorporated in Germany

Spectrum Controls, incorporated in Washington

Stature Electric, Inc., incorporated in Pennsylvania

TCI, LLC, a limited liability company, incorporated in Wisconsin

ThinGap, Inc., incorporated in Delaware

Transtar International, LLC, a limited liability company, incorporated in Michigan